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FOR IMMEDIATE RELEASE	Ken Dennard / Sheila Stuewe
Investor Relations

Luby’s Reports Fiscal Fourth Quarter 2009 Results and Announces Cash Flow Improvement and Capital Redeployment Plan
~ Closing 25 underperforming stores ~

HOUSTON, TX – October 15, 2009 – Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced its unaudited financial results for the fourth quarter fiscal 2009, a sixteen-week period, which ended on August 26, 2009.  Additionally, the Company announced that it has launched a Cash Flow Improvement and Capital Redeployment Plan (“the Plan”) focused on improving cash flow from operations, which includes closing 25 underperforming stores, of which 5 stores have already closed in the first quarter of fiscal 2010 and one store was closed in the fourth quarter of 2009; 19 will be closed within the next two weeks  After these closures, the Company will operate 95 restaurant locations and 15 culinary contract service locations and have 28 owned properties held for sale.  The Company anticipates that approximately 5 to 10 additional locations may be added to the Plan and closed within the next 24 months depending on future cash flow performance and lease terminations.

Fourth Quarter Review

•
Restaurant sales were $80.2 million, a decrease of $13.8 million compared to the same quarter last year.  This decrease included a $2.1 million net decline in sales related to closed stores, partially offset by new restaurant sales.

•
Same-store sales, from 117 restaurants, decreased approximately 13.6% primarily due to a decline in guest traffic and partially a result of lower menu prices and value promotions which decreased average sales per person by 1.2% compared to the prior year.

•
Culinary Contract Services revenue increased 33.8% to $4.0 million in the fourth quarter compared to $3.0 million in the fourth quarter of 2008. The increase was due to Culinary Contract Services operating 15 facilities as of August 26, 2009 compared to 10 facilities as of August 27, 2008.

•
Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, declined to $4.0 million in fourth quarter fiscal 2009 compared to $8.6 million in fourth quarter fiscal 2008. As a percentage of restaurant sales, store level profit was 5.0% in fourth quarter fiscal 2009 compared to 9.0% in the same quarter last year. Despite cost control initiatives, the decline in same store sales resulted in deleveraging the Company’s store level expenses, primarily payroll and related costs, and other operating expenses.

Same-Store Sales (117 stores)
	Q1FY09	Q2FY09	Q3FY09		Q4FY09	FY09
Reported	(6.7)%	(3.2)%	(8.9)%		(13.6)%	(8.6)%
Adjusted	(3.8)%[a]	(5.0)%[b]	(9.4	)% [c]	(13.6)%	(8.4)%[a,b,c]
Continuing Same Stores [d]	(6.0)%	(2.4)%	(8.2)%		(12.7)%	(7.8)%

a) The first quarter fiscal 2009 was adversely affected by the unfavorable timing of Thanksgiving, which occurred after quarter-end, and by the closure of stores related to Hurricane Ike.
b) The second quarter fiscal 2009 benefited from the favorable timing of Thanksgiving at the beginning of the quarter and, to a lesser extent, was adversely affected by the unfavorable timing of Lent, which began after quarter-end.
c) The third quarter fiscal 2009 partially benefited from the favorable timing of Lent.
d) 95 remaining restaurants (93 same store), unadjusted for footnotes a, b and c.

Chris Pappas, President and CEO, made the following remarks, “During the fourth quarter, our customers continued to be impacted by the challenging economic environment, including the unemployment rate rising to its highest level in over twenty years. In order to compete for market share we responded by launching innovative value offerings at attractive price points during the fourth quarter.  We believe that in the long run this focus on value will lead to increased customer frequency, as well as enhanced customer goodwill, although bringing down prices negatively impacted our same store sales.  As we moved through our fiscal 2010 budgeting process, we evaluated each of our stores and assessed each location’s near-term and long-term value potential.  As a result, we have made the decision to close certain locations. As you might imagine, this was a difficult decision for us.  I would like to personally thank each of our employees affected by this decision for their dedicated service to Luby’s. We would also like to express our sincere appreciation for our customers that have frequented these locations, and we hope they will continue to visit our other nearby locations.”

In fourth quarter fiscal 2009, the affected locations reported a net loss of approximately $2.5 million and a store-level cash flow loss of approximately $1.5 million.  For the entire fiscal year 2009, these affected locations reported a net loss of approximately $5.5 million and store-level cash flow loss of approximately $2.2 million.  All but three of the affected units are located on sites owned by the Company. Luby’s is in the process of marketing these sites and anticipates they will be sold in an orderly manner over the next 36 months. Once sold, the Company plans to redeploy the capital to continue upgrades to its core base of stores, expand its Culinary Contract Services and position itself for future store growth.  In the short term, some of the proceeds from the sale of the closed units may be used to support near-term negative cash flow from operations in order to maintain minimal debt levels.

“By strengthening our core operations, we believe that over time we will be better positioned to return to positive cash flow generation, and thereby grow by redeploying our capital into projects with more attractive rates of return, which will improve our earnings potential,” said Pappas.

In concluding his remarks, Pappas said, “Continuing to generate negative cash flow from operations obviously cannot be tolerated. We will be addressing any negative contributors as the current fiscal year unfolds.  Hopefully our internal efforts will be bolstered by improving general economic conditions, including employment levels in the Company’s markets.”

In conjunction with these store closings, Luby’s incurred a non-cash, pre-tax $19.0 million impairment charge in the fourth quarter of 2009, related to existing properties, including properties scheduled to close. The closure of these locations will eliminate negative cash flow incurred from their operations, and is estimated to generate approximately $25.0 to $30.0 million in cash from the sale of the properties based on current estimates of individual property values.

During fiscal 2010, the Company also estimates that it will incur approximately $4.0 to 4.6 million in cash expenditures related to the Plan, including: employee severance payments, payment of remaining accounts payable and other liabilities, and other store closure-related costs. Beginning in the first quarter of fiscal 2010, the results of operations from the closed stores will be reclassified to discontinued operations in the statements of operations for all periods presented.

As a result of the asset impairment charge, the Company now has a three-year cumulative pretax loss. Although the Company expects to return to profitability, the Company established a valuation allowance for the portion of its deferred tax assets that it deemed potentially unrealizable.  This determination was based on current facts and circumstances and considered the current economic conditions and the inherent uncertainty with long-term projections in such an environment.  Going forward the Company will continue to evaluate realization of its deferred tax assets.

In fourth quarter fiscal 2009, Luby’s reported a loss from continuing operations of $23.3 million, or $0.83 per share, compared to a loss from continuing operations of $3.7 million, or $0.13 per share, in the same quarter last year.  Included in the loss from continuing operations in fiscal 2009 is $0.45 per share due to the non-cash after-tax asset impairment charge and a non-cash charge of $5.1 million, or $0.18 per share, related to a valuation allowance on the Company’s deferred tax assets.

Operating Expense Review

Food costs decreased approximately $3.7 million in the fourth quarter fiscal 2009 compared to the same quarter last year, due to a reduction in sales volumes. Food costs as a percentage of restaurant sales increased to 28.8% in the fourth quarter fiscal 2009 from 28.5% in the fourth quarter last year due to lower menu prices primarily as a result of promotional prices ($5.99 LuAnn - 10 of 16 weeks) and discount offerings (Luby’s Price Rewind / Buy-one combo get one combo half-off at dinner – 5 of 16 weeks) in this quarter compared to the same quarter last year

Payroll and related costs decreased $2.6 million in the fourth quarter fiscal 2009 compared to the same quarter last year, primarily due to reduced staffing as well as from a reduction in hourly overtime expense.  As a percentage of restaurant sales, payroll and related costs increased to 39.2% in the fourth quarter fiscal 2009 from 36.3% in the same quarter last year.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses decreased by approximately $3.0 million compared to the same quarter last year, due primarily to: (1) $2.8 million decline in utilities expense, (2) $1.0 million decline in supplies expense and (3) $0.8 million decline in repair and maintenance expense partially offset by $1.0 million increase in advertising expenses and $0.6 million increase in other operating expenses.  As a percentage of restaurant sales, other operating expenses increased to 27.0% compared to 26.2% in the same quarter last year, as Luby’s continued to invest a greater percentage of sales in advertising and marketing in an effort to increase customer traffic and to enhance brand awareness.

Depreciation and amortization expense increased approximately $0.2 million in the fourth quarter fiscal 2009 compared to the same quarter last year, due to a higher depreciable asset base.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses.  General and administrative expenses decreased by approximately $0.5 million in the fourth quarter of fiscal 2009, compared to the same quarter last year, due to an approximate $0.5 million reduction in corporate salary expense related to lower corporate staffing levels.  Further reductions in travel expenses and supplies expense were offset by increases in professional fees and other general and administrative expenses.

Fiscal 2009 Review

•
Same-store sales declined 8.6% primarily due to declining traffic and dining frequency as a result of the challenging economic environment and partially due to promotional prices and offerings in the second half of the year.

•	Total Sales declined 7.8% to $292.9 million in fiscal 2009, compared to $317.7 million in fiscal 2008.
•
Luby’s Culinary Contract Services business, included in Total Sales, generated $13.0 million in sales during fiscal 2009 compared to $8.2 million in sales during fiscal 2008, a 58.1% increase. During the fiscal year, the company added four new facilities to its operations.

•	Cash flow from operations was $6.2 million in fiscal 2009 compared to $17.6 million in fiscal 2008.
•
Capital expenditures were $12.3 million in fiscal 2009 compared to $40.2 million in fiscal 2008, and were primarily for upgrades at existing stores and the expansion of our Culinary Contract Services. Luby’s significantly reduced its capital outlays in fiscal 2009 in response to the challenging economic environment.

•
Income (loss) from continuing operations was a loss of $26.2 million in fiscal 2009, compared to income of $2.5 million in fiscal 2008.  Included in income (loss) from continuing operations is $19.3 million ($12.7 million after-tax) in asset impairment charges in fiscal 2009 compared to $1.8 million ($1.2 million after-tax) in asset impairment charges in the prior year and a non-cash charge of $5.1 million related to a valuation allowance on the Company’s deferred tax assets. As a result of the asset impairment charge, the Company now has a three-year cumulative pretax loss. Although the Company expects to return to profitability, the Company established a valuation allowance for the portion of its deferred tax assets that it deemed was not more likely than to be realized.  This determination was based on current facts and circumstances and considered the current economic conditions and the inherent uncertainty with long-term projections in such an environment.  Going forward the Company will continue to evaluate realization of its deferred tax assets.

•	Store level profit, defined as restaurant sales minus costs of food, payroll and related costs and other operating expenses, decreased to 10.7% in fiscal 2009 compared to 13.5% in fiscal 2008.

Outlook

The Company anticipates that any improvement in restaurant sales will lag the broader economic recovery that economists project to begin taking place in calendar year 2010.  For Luby’s to see any material improvements in its same store sales at its retail units, it will take a change in consumer confidence in its areas of operation. The Company currently does not see any signs of improvement in that trend for the 2010 fiscal year.  Luby’s will continue to offer customers competitive price points to promote customer frequency, however, it does not anticipate that profit improvements are probable in our fiscal 2010 at most units, thus a net loss from continuing operations is expected in 2010.

The Company’s 25 unit closure plan includes the following components: (1) the closure and sale of a number of the company’s under-performing assets as well as assets for relocation; (2) focus on sales development, labor productivity, as well as food and operating cost management at the remaining core locations; (3) increase emphasis on the expansion of Luby’s Culinary Contract Services.  All components of this action plan are designed to position the Company to operate more effectively in the current restaurant and food service management environment.

Conference Call

The Company will host a conference call today at 4:00 p.m., Central Time, to discuss further its 2009 fiscal fourth quarter and full year fiscal 2009 results. To access the call live, dial (480) 629-9692 and ask for the Luby’s conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com.  For those who cannot listen to the live call, a telephonic replay will be available through October 22, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4166310#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Following the planned closure of 25 stores by the end of the first quarter fiscal 2010, Luby’s will operate 95 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and in two other states, Arkansas and Oklahoma.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. Luby’s Culinary Services provides food service management to 15 sites consisting of healthcare, higher education and corporate dining services.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, anticipated financial results in future periods and expectations of industry conditions.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Consolidated Statements of Operations
(In thousands except per share data)

	Quarter Ended		Year Ended
	August 26, 2009	August 27, 2008	August 26, 2009	August 27, 2008
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)	(Unaudited)	(Unaudited)
SALES:
Restaurant sales	$80,248	$94,097	$279,893	$309,457
Culinary contract services	3,969	2,965	12,970	8,205
TOTAL SALES	84,217	97,062	292,863	317,662
COSTS AND EXPENSES:
Cost of food	23,102	26,779	78,254	86,339
Payroll and related costs	31,492	34,133	104,223	108,391
Other operating expenses	21,649	24,613	67,402	73,070
Opening costs	236	185	1,021	398
Cost of culinary contract services	3,540	2,567	11,747	7,228
Depreciation and amortization	5,866	5,708	18,918	17,765
General and administrative expenses	7,021	7,566	24,724	26,134
Provision for asset impairments, net	19,028	1,112	19,261	1,829
Net (gain) loss on disposition of property and equipment	(291)	(180)	(824)	28
Total costs and expenses	111,643	102,483	324,726	321,182
INCOME (LOSS) FROM OPERATIONS	(27,426)	(5,421)	(31,863)	(3,520)
Interest income	19	190	200	1,094
Interest expense	(181)	(64)	(389)	(222)
Impairment charge for decrease in fair value of investments	(203)	(825)	(997)	(825)
Interest income related to income taxes	—	—	—	1,319
Other income, net	313	298	1,068	1,019
Income (loss) before income taxes and discontinued operations	(27,478)	(5,822)	(31,981)	(1,135)
Provision (benefit) for income taxes	(4,226)	(2,169)	(5,778)	(3,604)
Income (loss) from continuing operations	(23,252)	(3,653)	(26,203)	2,469
Loss from discontinued operations, net of income taxes	(67)	(87)	(215)	(204)
NET INCOME (LOSS)	$(23,319)	$(3,740)	$(26,418)	$2,265
Income (loss) per share from continuing operations:
Basic	$(0.83)	$(0.13)	$(0.93)	$0.09
Assuming dilution	(0.83)	(0.13)	(0.93)	0.09
Loss per share from discontinued operations:
Basic	$—	$—	$(0.01)	$(0.01)
Assuming dilution	—	—	(0.01)	(0.01)
Net income (loss) per share:
Basic	$(0.83)	$(0.13)	$(0.94)	$0.08
Assuming dilution	(0.83)	(0.13)	(0.94)	0.08
Weighted average shares outstanding:
Basic	27,988	27,935	27,969	27,799
Assuming dilution	27,988	27,935	27,969	28,085

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 26,	August 27,	August 26,	August 27,
	2009	2008	2009	2008
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)	(Unaudited)	(Unaudited)

Restaurant sales	95.3%	96.9%	95.6%	97.4%
Culinary contract services	4.7%	3.1%	4.4%	2.6%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.8%	28.5%	28.0%	27.9%
Payroll and related costs	39.2%	36.3%	37.2%	35.0%
Other operating expenses	27.0%	26.2%	24.1%	23.6%
Store level profit	5.0%	9.0%	10.7%	13.5%

(As a percentage of total sales)
General and administrative expenses	8.3%	7.8%	8.4%	8.2%
INCOME (LOSS) FROM OPERATIONS	(32.6)%	(5.6)%	(10.9)%	(1.1)%

Consolidated Balance Sheet
(In thousands)

	August 26, 2009	August 27, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$882	$4,566
Trade accounts and other receivables, net	1,479	3,368
Food and supply inventories	3,031	3,048
Prepaid expenses	800	1,627
Deferred income taxes	334	1,580
Total current assets	6,526	14,189
Property and equipment, net	171,185	198,118
Long-term investments	6,903	8,525
Deferred income taxes	5,652	—
Property held for sale	3,858	5,282
Other assets	241	407
Total assets	$194,365	$226,521
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,642	$14,268
Accrued expenses and other liabilities	15,685	17,712
Total current liabilities	27,327	31,980
Deferred income taxes	—	1,940
Credit facility debt	—	—
Other liabilities	3,906	4,652
Total liabilities	31,233	38,572
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,494,511 and 28,439,214, respectively; Shares outstanding were 27,982,316 and 27,939,214, respectively	9,118	9,101
Paid-in capital	21,989	20,405
Retained earnings	136,800	163,218
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	163,132	187,949
Total liabilities and shareholders’ equity	$194,365	$226,521

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	August 26, 2009	August 27, 2008
	(364 days)	(364 days)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(26,418)	$2,265
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	18,996	1,861
Depreciation and amortization	18,918	17,765
Impairment charge for decrease in fair value of investments	997	825
Amortization of debt issuance cost	160	87
Non-cash compensation expense	263	247
Share-based compensation expense	1,338	1,183
Tax benefit on stock option expense	—	(16)
Interest related to income taxes	—	(1,319)
Deferred tax provision (benefit)	(6,346)	(17)
Cash provided by operating activities before changes in operating assets and liabilities	7,908	22,881
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables, net	1,890	(1,519)
(Increase) decrease in food and supply inventories	17	(474)
(Increase) decrease in prepaid expenses and other assets	861	(142)
Decrease in accounts payable, accrued expenses and other liabilities	(4,465)	(3,145)
Net cash provided by operating activities	6,211	17,601
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of short-term investments	—	24,750
Purchases of short-term investments	—	(25,650)
Proceeds from redemption or maturity of long-term investments	625	150
Proceeds from disposal of assets, insurance proceeds and property held for sale	1,856	3,977
Purchases of property and equipment	(12,348)	(40,228)
Net cash used in investing activities	(9,867)	(37,001)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	24,800	—
Credit facility repayments	(24,800)	—
Debt issuance costs	(28)	(32)
Tax benefit on stock option expense	—	16
Proceeds received on the exercise of stock options	—	11,243
Purchase of treasury stock	—	(4,775)
Net cash (used in) provided by financing activities	(28)	6,452
Net decrease in cash and cash equivalents	(3,684)	(12,948)
Cash and cash equivalents at beginning of year	4,566	17,514
Cash and cash equivalents at end of year	$882	$4,566
Cash (received) paid for:
Income taxes	$(1,430)	$1,602
Interest	192	117